UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2014

Industrial Property Trust Inc.

(Exact name of registrant as specified in its charter)

Maryland	333-184126	61-1577639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 Seventeenth Street, 17th Floor

Denver, CO 80202

(Address of principal executive offices)

(303) 228-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Industrial Property Trust Inc. (the “Company”), Industrial Property Operating Partnership LP (the “Operating Partnership”), and Industrial Property Advisors LLC (the “Advisor”) are parties to an Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “First Amended and Restated Agreement”), which they entered into on June 30, 2014 in order to amend the original Expense Support and Conditional Reimbursement Agreement, dated October 24, 2013 (the “Original Agreement”). The Company’s Current Report on Form 8-K, filed on October 25, 2013, contains a description of the Original Agreement and such description is incorporated herein by reference. The First Amended and Restated Agreement extended the term of the Original Agreement through June 30, 2015 and amended the definition of baseline distributions. On October 14, 2014, the Company, the Operating Partnership, and the Advisor entered into a Second Amended and Restated Expense Support and Conditional Reimbursement Agreement (the “Second Amended and Restated Agreement”) in order to amend the definition of Baseline Distributions in connection with the previously announced increase in the quarterly cash distributions for the fourth quarter of 2014 from $0.11875 per share to $0.1250 per share. Under the Second Amended and Restated Agreement, for each quarter in the period from October 1, 2014 through June 30, 2015, Baseline Distributions are equal to the aggregate cash distributions that would have been declared for such quarter assuming daily distributions at the quarterly rate of $0.1250 per share of common stock. Although the Second Amended and Restated Agreement has an effective term through June 30, 2015, it may be terminated prior thereto without cause or penalty by either the Advisor or a majority of the Company’s independent directors, in each case upon 60 days’ written notice to the other party.

Item 8.01.	Other Events.

Status of Investments in Real Estate

As of October 14, 2014, the Company had acquired properties with an aggregate total purchase price of approximately $147.4 million, comprised of 15 industrial buildings totaling approximately 1.9 million square feet in eight markets with 35 customers, an occupancy rate of 99.6%, and a weighted-average remaining lease term (based on square feet) of 5.2 years.

As of October 14, 2014, assuming that the Company had completed certain acquisitions currently under contract, the Company will have acquired properties with an aggregate total purchase price of approximately $254.7 million, comprised of 26 industrial buildings totaling approximately 3.2 million square feet in 12 markets with 55 customers, an occupancy rate of 85.3%, and a weighted-average remaining lease term (based on square feet) of 5.0 years. The occupancy rate includes a 345,000 square foot industrial building that will be developed by the seller and is expected to be completed in the third quarter of 2015. Excluding this building, the occupancy rate would be 95.5%. There is no assurance that the Company will consummate the acquisitions currently under contract.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amended and Restated Expense Support and Conditional Reimbursement Agreement, dated October 14, 2014.

Forward-Looking Statement

This Current Report on Form 8-K contains forward-looking statements (such as those concerning the potential acquisitions under contract) that are based on the Company’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, risks associated with the Company’s ability to complete acquisitions under contract, the customers’ ability to continue to comply with the terms of their leases, and those risks set forth in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or the Company’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that the Company’s assumptions differ from actual results, the Company’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. The Company cannot assure you that it will attain its investment objectives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDUSTRIAL PROPERTY TRUST INC.

October 15, 2014	By:	/s/ THOMAS G. MCGONAGLE
Name: Thomas G. McGonagle
Title: Chief Financial Officer

EXHIBIT INDEX

10.1	Second Amended and Restated Expense Support and Conditional Reimbursement Agreement, dated October 14, 2014.